UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2008

Westell Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-27266	36-3154957
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

750 North Commons Drive, Aurora, Illinois 60504

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (630) 898-2500

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

Effective November 5, 2008, Westell Technologies, Inc. (the “Company”) voluntarily terminated the Second Amended and Restated Credit Agreement dated as of June 30, 2006, among the Company, Westell, Inc., Teltrend, LLC, ConferencePlus, Inc., and LaSalle Bank National Association, as lender and as the administrative agent, as amended (the “Credit Agreement”). As of the termination date, there were no outstanding borrowings under the Credit Agreement.

The Credit Agreement was a three-year revolving credit facility in an amount up to $25 million. In addition, the Credit Agreement contained financial covenants including a minimum fixed charge coverage ratio, a minimum tangible net worth test, a total leverage ratio test, and a limitation on capital expenditures for any fiscal year, as well as other non-financial covenants. The Company was not in compliance with certain of these covenants based on its results for the quarter ended September 30, 2008. The Company and the lender were unable to come to mutually acceptable terms to replace the facility. Accordingly, the Company notified the lenders on November 5, 2008 that it was cancelling the Credit Agreement. The Company intends to put a new credit facility in place if and when more favorable credit terms are available. The Company does not anticipate using a credit facility to meet short-term or long-term liquidity needs.

There were no material relationships between the Company or its affiliates and the lender, other than in respect of the Credit Agreement. No termination fees will be incurred in connection with the termination of the Credit Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTELL TECHNOLOGIES, INC.

Date: November 10, 2008	By:	/s/ Amy T. Forster
Amy T. Forster
Senior Vice President and
Chief Financial Officer